SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  May 6, 1997

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

   Colorado              0-17267             84-1095959
(State or other         (Commission         (I.R.S. Employer
jurisdiction            File Number)        Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado         80202
(address of principal executive offices)             (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following two press releases, dated April 30, 1997 and May 2, 1997, the text of each follows:

     Mallon Resources Corporation today reported that the Bonanza Federal No. 1 Well has been completed and placed on production in Eddy County, New Mexico, and is producing approximately 130 barrels of oil per day from the Delaware Formation at 7,300 feet.. The well is the first Antelope Ridge Prospect well in which Mallon has participated. Mallon owns a 25% working interest in the well, which is operated by Strata Production Company of Roswell, New Mexico.

     Kevin Fitzgerald, President of Mallon Oil Company, said, "The Bonanza No. 1 is a great start to our work at Antelope Ridge. We have acquired interests in six sections in this area, and we expect to be busy drilling here in the near future."

     The Company also reported the successful reentry of its O'Neill Federal No.1 Well in Eddy County, New Mexico. The well was originally completed as a Bones Springs Formation sour gas well at approximately 5,300 feet in 1970. In April, Mallon reentered the well and perforated eight feet of the Morrow Formation at approximately 11,200 feet. The well is on production and is flowing approximately 1.4 million cubic feet of natural gas per day at a flowing tubing pressure of 600 psi. Mallon is operator of the well and owns a 85.9% working interest until payout, after which its working interest will decrease to 57.3%.

     "We are very pleased with the results of the O'Neill Well reentry. This well is located approximately one mile east of our prolific Blackriver Federal No. 1 Well, and indicates we have the potential for additional Morrow drilling in this area," stated George Mallon, Chairman of the Company. "By re-entering an existing bore hole, we were able to put this gas on production for about half the cost of drilling a new well."

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the Delaware and San Juan Basins of New Mexico. The Company also owns a controlling 14 million shares of the common stock of Laguna Gold Company. Laguna common shares are traded on The Toronto Stock Exchange under the symbol "LGC". Mallon's Common Stock is quoted on the Nasdaq National Market under the symbol "MLRC".

* * * * * * * * *

     Mallon Resources Corporation reports that holders of 252,675 shares of its Series B Preferred Stock have elected to convert those shares into 280,747 shares of the Company's Common Stock. Following these conversions and certain related transactions, 135,200 shares of the Series B Preferred Stock remain outstanding, and the number of outstanding shares of Common Stock increased to approximately 4,690,000 shares.

     George Mallon, President, said, "These conversions of preferred stock into common were good for the Company. They reduce, on a share-for-share basis, the Company's obligation to periodically redeem shares of the preferred, thus freeing capital for use in our drilling programs. We are also pleased because the conversions demonstrate the investors' faith in what the Company is doing."

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the Delaware and San Juan Basins of New Mexico. The Company also owns a controlling 14 million shares of the common stock of Laguna Gold Company. Laguna common shares are traded on The Toronto Stock Exchange under the symbol "LGC". Mallon's Common Stock is quoted on the Nasdaq National Market under the symbol "MLRC".

                                Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Mallon Resources Corporation

May 6, 1997                     __/s/ Roy K. Ross________________
                                 Roy K. Ross, Executive Vice President